Exhibit 3.8

State of Delaware Secretary of State Division of Corporations Delivered 05:45 PM 11/19/2008 FILED 05:45 PM 11/19/2008 SRV 081130740 – 4472023 FILE

CERTIFICATE OF FORMATION

OF

KENNEDY WILSON PROPERTY SPECIAL EQUITY III, LLC

This Certificate of Formation of Kennedy Wilson Property Special Equity in LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18-201, et. seq.).

FIRST. The name of the limited liability company formed hereby is Kennedy Wilson Property Special Equity III, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 17th day of November, 2008.

By:	/s/ John Prabhu

Name:	John Prabhu
Title:	Vice President